Exhibit 10.1


              IN THE UNITED STATES BANKRUPTCY COURT
                  FOR THE DISTRICT OF DELAWARE

_______________________________________
In re:                                 x  Chapter 11 Case Nos.
                                          00-0099 (SLR) through
GOLDEN OCEAN GROUP LIMITED, et al.,    x  00-0101 (SLR) inclusive
                                          (Jointly Administered)
                   Debtors.            x
_______________________________________

             FRONTLINE LTD.'S PLAN OF REORGANIZATION
                 FOR GOLDEN OCEAN GROUP LIMITED,
                GOLDEN OCEAN TANKERS LIMITED AND
            CHANNEL ROSE HOLDINGS UNDER CHAPTER 11 OF
                THE UNITED STATES BANKRUPTCY CODE
               DATED AS OF JULY 7,2000, AS AMENDED







                                    LATHAM & WATKINS
                                    Robert A. Klyman
                                    Anissa D. Seymour
                                    633 West Fifth Street,
                                    Suite 4000
                                    Los Angeles, California 90071
                                    (213) 485-1234

                                    PACHULSKI, STANG, ZIEHL,
                                    YOUNG & JONES
                                    Laura Davis Jones
                                    Rachel S. Lowy
                                    919 Market Street
                                    Wilmington, Delaware 19899
                                    (302) 652-4100

                                    Co-Counsel for Frontline Ltd.

                       TABLE OF CONTENTS


ARTICLE I.    INTRODUCTION...................................

ARTICLE II.   DEFINITION OF TERMS AND RULES OF INTERPRETATION
    Section 2.01 Definition of Terms.........................
    Section 2.02 Interpretation And Computation Of Time......

ARTICLE III.  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS..
    Section 3.01 Unclassified Claims.........................
    Section 3.02 Treatment of Claims.........................
ARTICLE IV.   TREATMENT OF EXECUTORY CONTRACTS AND
              UNEXPIRED LEASES MEANS FOR EXECUTION AND
              IMPLEMENTATION OF THE PLAN.....................

ARTICLE V.    MEANS FOR EXECUTION AND IMPLEMENTATION OF THE
              PLAN...........................................
    Section 5.01  Overview of Plan Implementation............
    Section 5.02  Distributions..............................
    Section 5.03  Pro Rata Distribution......................
    Section 5.04  The Creditors' Committee...................
    Section 5.05  Vesting of Assets..........................
    Section 5.06  Preservation of Causes of Action...........
    Section 5.07  Certificate of Incorporation and Bylaw
                  Amendments
    Section 5.08  Management of Reorganized GOGL.............
    Section 5.09  Disbursing Agent...........................
    Section 5.10  Discharge of Debtors and Injunction........
    Section 5.11  No Liability For Solicitation or
                  Participation
    Section 5.12  Limitation of Liability....................
    Section 5.13  Objections to Claims.......................
    Section 5.14  Other Documents And Actions................
    Section 5.15  Corporate Action...........................
    Section 5.16  Retiree Benefits...........................

ARTICLE VI.   CONFIRMATION AND EFFECTIVE DATE CONDITIONS
    Section 6.01  Conditions To Confirmation.................
    Section 6.02  Conditions To Effective Date...............
    Section 6.03  Waiver of Conditions.......................
    Section 6.04  Effect of Failure of Conditions............
    Section 6.05  Vacatur of Confirmation Order..............

ARTICLE VII.  CONFIRMABILITY OF PLAN AND.CRAMDOWN............

ARTICLE VIII. PROVISIONS REGARDING CORPORATE GOVERNANCE AND
              MANAGEMENT OF REORGANIZED GOGL.................
    Section 8.01  Certificate of Incorporation and By-Laws...




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

ARTICLE IX. PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN AND TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND EQUITY
              INTERESTS......................................
    Section 9.01  Voting of Claims and Equity Interests......
    Section 9.02  Method of Distributions Under the Plan.....
    Section 9.03  Special Procedures for Lost, Stolen,
                  Mutilated or Destroyed Instruments.........
    Section 9.04  Failure to Surrender Cancelled Instrument..
    Section 9.05  Undeliverable or Unclaimed Distributions...
    Section 9.06  Objections to Claims and Authority to
                  Prosecute Objections; Claims Resolution....
    Section 9.07  Disputed Claims; Reserve and Estimations...
    Section 9.08  Setoffs....................................
    Section 9.09  Termination of Subordination...............

ARTICLE X.    IMPLEMENTATION AND EFFECT OF CONFIRMATION OF
              THIS PLAN......................................
    Section 10.01  Means for Implementation of the Plan......
    Section 10.02  Effect of Confirmation of the Plan........

ARTICLE XI.   PRESERVATION OF RIGHTS OF ACTION AND TRANSFER
              TO THE LITIGATION TRUST........................
    Section 11.01  Preservation of Rights of Action..........
    Section 11.02  Creation of the Litigation Trust..........

ARTICLE XII.  RETENTION OF JURISDICTION......................

ARTICLE XIII. MISCELLANEOUS PROVISIONS.......................
    Section 13.01  Exemption From Transfer Taxes.............
    Section 13.02  Payment of Statutory Fees.................
    Section 13.03  Modification or Withdrawal of the Plan....
    Section 13.04  Governing Law.............................
    Section 13.05  Filing or Execution of Additional
                   Documents.................................
    Section 13.06  Withholding and Reporting Requirements....
    Section 13.07  Waiver of Rule 62(a) of the Federal
                   Rules Of Civil Procedure..................
    Section 13.08  Headings..................................
    Section 13.09  Exhibits and Schedules....................
    Section 13.10  Notices...................................
    Section 13.11  Plan Supplement...........................
    Section 13.12  Conflict..................................
    Section 13.13  Successors and Assigns....................
    Section 13.14  Saturday, Sunday Or Legal Holiday.........
    Section 13.15  Post-Effective Date Effect Of Evidences
                   Of Claims Or Interests....................
    Section 13.16  Headings..................................
    Section 13.17  Severability Of Plan Provisions...........
    Section 13.18  Balloting.................................
    Section 13.19  No Admissions or Waiver of Objections.....

    Section 13.20  Survival of Settlements...................

                           ARTICLE I.

                          INTRODUCTION

         Frontline Ltd. (defined herein as "Frontline') hereby proposes the following Plan of Reorganization (defined herein as the "Plan" for the resolution of the Debtor's outstanding creditor claims and equity interests. Reference is made to the Disclosure Statement Describing Chapter 11 Plan Dated July 7, 2000 (defined herein as the "Disclosure Statement") for a discussion of the Debtor's history, business, properties and results of operations, and for a summary of the Plan and certain related matters.

         Under the Plan, holders of Allowed Claims and Allowed Interests will receive distributions of Cash or other property; such distributions will be funded by Reorganized GOGL through available cash or borrowings provided or arranged by Frontline. In exchange, Frontline will acquire all of the New Common Stock to be issued and outstanding as of the Effective Date. The Plan provides Class 3 unsecured creditors with a guaranteed payoff of up to 17 cents on the dollar.

         All holders of Claims and Equity Interests are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan. No materials, other than the Disclosure Statement, the exhibits and schedules attached thereto or referenced therein, have been approved by Frontline for use in soliciting acceptances or rejections of the Plan.


                          ARTICLE II.

        DEFINITION OF TERMS AND RULES OF INTERPRETATION

Section 2.01  Definition of Terms

         Unless otherwise defined herein, or the context otherwise requires, the following terms shall have the respective meanings set forth below:

Administrative Claim         means any right to payment
                             constituting a cost or expense of
                             administration of the Chapter 11
                             Cases of a kind specified under
                             section 503(b) and entitled to
                             priority under section 507(a)(1) of
                             the Bankruptcy Code, including,
                             without limitation, any actual and
                             necessary costs and expenses of


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

                             preserving the estates of the
                             Debtors, any actual and necessary
                             costs and expenses of operating the
                             respective businesses of the
                             Debtors, any indebtedness or
                             obligations incurred or assumed by
                             any of the Debtors in Possession in
                             connection with the conduct of their
                             respective businesses, including,
                             without limitation, all compensation
                             and reimbursement of expenses to the
                             extent Allowed by the Court under
                             section 330 or 503 of the Bankruptcy
                             Code, and any fees or charges
                             assessed against the estates of the
                             Debtors under section 1930 of
                             chapter 123 of title 28 of the
                             United States Code.

Allowed Claim or Allowed
  Interest                   means a Claim against or Interest in
                             a Debtor to the extent that

                             a.  a proof of the Claim or Interest

                                 i.  was timely Filed and served
                             upon a Debtor and no objection to
                             the Claim or Interest is Filed
                             within the time fixed by the Court
                             for such objections; or


                                 ii. is deemed Filed under
                             applicable law (e.g., filed on the
                             Schedules as noncontingent,
                             nondisputed and liquidated) or
                             pursuant to a Final Order of the
                             Court and no objection to the Claim
                             or Interest is Filed within the time
                             fixed by the Court for such
                             objections; or

                                 iii. is Allowed pursuant to
                             subparagraph b of this paragraph 2.

                             b. If a Debtor or Frontline files an
                             objection to a proof of Claim or
                             Interest within a time fixed by the
                             Court, the Claim or Interest shall
                             be Allowed to the extent of

                                 i.  any amount of such Claim or
                             Interest to which the Plan Proponent
                             did not object; or

                                 ii. any amount otherwise
                             authorized by Final Order or the
                             Plan.


Allowed Administrative Claim, Allowed Priority Tax Claim, Allowed
Secured Claim and Allowed Unsecured Claim have correlative meanings.

Allowed Class Claim          means an Allowed Claim in the
                             particular Class described.

Allowed Class Interest       means an Allowed Interest in the
                             particular Class described.

Amended GOGL Bylaws          means the amended and restated
                             bylaws of Reorganized GOGL that will
                             be effective on the Effective Date,
                             in the form which will be Filed with
                             the Plan Supplement.

Amended GOGL Certificate     means the amended and restated
                             certificate of incorporation of
                             Reorganized GOGL that will be
                             effective on the Effective Date, in
                             the form which will be Filed with
                             the Plan Supplement.

Ballots means each of the ballot forms distributed with the Disclosure Statement to each holder of an Impaired Claim (other than to holders of Impaired Equity Interests deemed to have rejected the Plan or otherwise not entitled to vote on the Plan), upon which is to be indicated, among other things, acceptance or rejection of the Plan.

Bankruptcy Code              means title 11 of the United States
                             Code, 11 U.S.C.Section 101 et seq.,
                             as in effect on the date hereof or
                             hereafter amended if such amendments
                             are made applicable to the Chapter
                             11 Cases.

Bankruptcy Rules             means the Federal Rules of
                             Bankruptcy Procedure as promulgated
                             by the United States Supreme Court
                             under section 2075 of title 28 of
                             the United States Code, and local
                             rules of the Court, as the context
                             may require.

Bentley                      means Bentley Investments, S.A.

Business Day                 means any day on which commercial
                             banks are open for business, and not
                             authorized to close, in the City of
                             New York, New York, except any day
                             designated as a legal holiday in
                             Bankruptcy Rule 9006(a).

Cash                         means legal tender of the United
                             States of America and equivalents
                             thereof.

Chapter 11 Cases             means the jointly administered
                             chapter 11 cases commenced by the
                             Debtors on the Commencement Date.

Claim                        means a claim against a Debtor,
                             whether or not asserted or allowed,
                             as defined in section 101(5) of the
                             Bankruptcy Code.

Class                        means a class of Claims or Interests
                             designated pursuant to the Plan.

Clerk                        means the Clerk of the Court.

Commencement Date            means January 14, 2000, the date on
                             which each of the Debtors filed
                             their respective petitions for
                             relief commencing the Chapter 11
                             Cases.

Confirmation                 means the conclusion of the
                             Confirmation Hearing.

Confirmation Date            means the date on which the
                             Confirmation Order is entered on the
                             Docket.

Confirmation Hearing         means the hearing to consider
                             confirmation of the Plan pursuant to
                             section 1128 of the Bankruptcy Code.

Confirmation Order           means the order entered by the Court
                             confirming the Plan pursuant to
                             section 1129 of the Bankruptcy Code.

Court means, (a) the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Chapter 11 Cases; (b) to the extent there is no reference pursuant to section 157 of title 28 of the United States Code, the United States District Court for the District of Delaware; and (c) any other court having jurisdiction over the Chapter 11 Cases.

CRH                          means Channel Rose Holdings Inc., a
                             Liberian corporation.

Creditors' Committee         means the creditors committee
                             appointed in the Chapter 11 Cases by
                             the Office of the United States
                             Trustee, as its composition may be
                             changed from time to time by the
                             addition, resignation or removal of
                             its members.

Debtors                      means GOGL, CRH and Tankers.

Debtors in Possession        means the Debtors in their
                             capacities as debtors in possession
                             in the Chapter 11 Cases pursuant to
                             sections I I 07(a) and 1108 of the
                             Bankruptcy Code.

Disbursing Agent             means the Person responsible for
                             making distributions under the Plan.
                             Reorganized GOGL, or such Person(s)
                             as Reorganized GOGL may employ in
                             its sole discretion, will serve as
                             Disbursing Agent.

Disclosure Statement         means the written disclosure
                             statement that relates to this Plan,
                             as approved by the Court pursuant to
                             section 1125 of the Bankruptcy Code,
                             as such disclosure statement may be
                             amended, modified or supplemented
                             from time to time.

Disputed means, with reference to any Claim, or Equity Interest, or any portion thereof, any Claim or Equity
                             Interest proof of which was timely
                             and properly Filed and which has
                             been or hereafter is listed on the
                             Schedules as contingent,
                             unliquidated or disputed, and in
                             either case or in the case of any
                             Administrative Claim, Claim or
                             Equity Interest that is disputed
                             under the Plan or as to which the
                             Plan Proponent has interposed a
                             timely objection and/or request for
                             estimation in accordance with
                             section 502(c) of the Bankruptcy
                             Code and Bankruptcy Rule 3018, which
                             objection and/or request for
                             estimation has not been withdrawn or
                             determined by a Final Order, and any
                             Claim or Equity Interest proof of
                             which was required to be Filed by
                             Order of the Court but as to which a
                             proof of claim or interest was not
                             timely or properly Filed.

Distribution                 means a distribution to a holder of
                             an Allowed Claim pursuant to this
                             Plan.

Distribution Record Date     means August 10, 2000.

Docket                       means the docket in the Chapter 11
                             Cases maintained by the Clerk.

Effective Date               means eleven days following entry of
                             the Confirmation Order. If the Court
                             enters an Order making Bankruptcy
                             Rule 7062 inapplicable to the
                             proceedings respecting the
                             Confirmation Order or otherwise
                             determining, that the Effective Date
                             may occur immediately following
                             Confirmation then the Effective Date
                             will be one business day after the
                             Confirmation Date. If (1) a stay of
                             the Confirmation Order is in effect
                             and/or (2) all conditions to the
                             Effective Date have not been
                             satisfied or, if waivable, not
                             waived by the party for whose


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

                             benefit such condition exists, the
                             Effective Date shall be extended;
                             provided, that in no event shall the
                             Effective Date be later than one
                             hundred twenty (120) days after the
                             Confirmation Date; and provided
                             further that the Court may extend
                             the deadline for the Effective Date
                             to occur following notice and
                             hearing. For purposes of the Plan
                             and the Disclosure Statement "as
                             soon as practicable" shall mean
                             within ten days of the date
                             performance is otherwise due.

Effective Date Payments      means all payments which must be
                             made on the Effective Date or as
                             soon as practicable thereafter.

Equity Interest or Interest  means all rights (including unpaid dividends) arising from any Old
                             Equity Security, including, without
                             limitation, the Old Common Stock.

Estates                      means the estates created in the
                             Debtors' Chapter 11 Cases under
                             section 541 of the Bankruptcy Code.

File or Filed                means filed with the Court in the
                             Chapter 11 Cases.

Final Order                  means an order or judgment of the
                             Court, or other court of competent
                             jurisdiction, as entered on the
                             Docket in the Chapter 11 Cases, the
                             operation or effect of which has not
                             been stayed, reversed or amended,
                             and as to which order or judgment
                             (or any revision, modification, or
                             amendment thereof) the time to
                             appeal or seek review or rehearing
                             has expired and as to which no
                             appeal or petition for review or
                             rehearing was filed or, if filed,
                             remains pending.

Frontline-Bentley Agreement  means the agreement attached as
                             Exhibit H to the Disclosure
                             Statement.

GAAP means Generally Accepted Accounting Principles in the United States of America as in effect on the date of this Plan, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public
                             Accountants, (ii) statements and
                             pronouncements of the Financial
                             Accounting Standards Board, (iii)
                             such other statements by such other
                             entity as approved by a significant
                             segment of the accounting profession
                             and (iv) the rules and regulations
                             of the SEC governing the inclusion
                             of financial statements (including
                             pro forma financial statements) in
                             periodic reports required to be
                             filed pursuant to Section 13 of the
                             Exchange Act including opinions and
                             pronouncements in staff accounting
                             bulletins and similar written
                             statements from the accounting staff
                             of the SEC.

GOGL                         means Golden Ocean Group Limited,
                             Liberian corporation.

GOL                          means Golden Ocean Limited, the
                             corporate parent of GOGL.

GOTL or Tankers              means Golden Ocean Takers Limited.

Impaired                     means, when used with reference to a
                             Claim or Interest, a Claim or
                             Interest that is impaired within the
                             meaning of section 1124 of the
                             Bankruptcy Code.

Indenture                    means that certain Indenture, dated
                             as of August 27, 1997, among GOGL,
                             as Issuer, the Senior Notes
                             Guarantors and Bankers Trust
                             Company, as Trustee, pursuant to
                             which the Senior Notes were issued,
                             together with any amendments or
                             supplements thereto.

Indenture Trustee            means Bankers Trust Company, as
                             Trustee under the Indenture.

Instrument                   means any share of stock, security,
                             promissory note or other
                             "instrument," within the meaning of
                             that term, as defined in section
                             9105(l)(i) of the UCC.

Intercompany Claims          means all Claims asserted by any
                             Debtor against any other Debtor.

Joint Venture                means Golden Fountain Corporation,
                             Golden Tide Corporation, Golden
                             Lagoon Corporation, Middleburg
                             Properties Ltd. and Reese
                             Development Inc., each of which is a
                             Vessel-Owning Affiliate of Tankers
                             or CRH.

Lien                         has the meaning set forth in section
                             101(37) of the Bankruptcy Code.

Local Bankruptcy Rules       means the local rules of the Court,
                             as applicable from time to time in
                             the Chapter 11 Cases.

Minority Interests           means those Persons holding Minority
                             Interests as defined and identified
                             in Exhibit C to that certain
                             Settlement Agreement, dated March
                             24, 2000, and approved by that
                             certain Final Order Approving
                             Compromise Of Controversy with
                             Harris Toibb, dated June 6, 2000.

New Common Stock             means common stock of Reorganized
                             GOGL which may be issued by
                             Reorganized GOGL on and after the
                             Effective Date.

Old Common Stock             means all authorized and issued
                             common shares of GOGL, no par value,
                             including any right, contractual or
                             otherwise, to acquire any common
                             shares of GOGL, existing prior to
                             the Commencement Date.

Old Equity Security          means any equity security (as
                             defined in section 101(16) of the
                             Bankruptcy Code) of any of the
                             Debtors, including the Old Common
                             Stock and Old Warrants.

Old Stock Rights             means, collectively, any warrants,
                             and any other rights, to purchase or
                             otherwise acquire Old Equity
                             Securities, and any stock
                             appreciation or similar rights
                             relating to Old Common Stock,
                             existing prior to the Effective
                             Date. "Old Stock Rights" do not
                             include any rights arising out of
                             the ownership of Old Common Stock.

Order                        means an order or judgment of the
                             Court as entered on the Docket.

Old Warrants                 means those certain wan-ants to
                             purchase 200,000 shares of Old
                             Common Stock, issued pursuant to the
                             Senior Notes Indenture.

Other Priority Claim         means any Claim, other than an
                             Administrative Claim or a Tax Claim,
                             entitled to priority in right of
                             payment under section 507(a) of the
                             Bankruptcy Code.

Other Unsecured Claim        means any Unsecured Claim other than
                             a Priority Claim or Senior Notes
                             Claim.

Person means any individual, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, government or political subdivision, official committee appointed by the United States Trustee, unofficial committee of creditors or equity holders, or other entity (as defined in the Bankruptcy Code).

Plan means this chapter I I plan of reorganization as it may be amended or modified, from time to time, together with all addenda, exhibits, schedules, supplements or other attachments, if any.

Plan Supplement              means the forms of documents
                             specified in Section 13.11 of the
                             Plan.

Postpetition Tax Claims      means Administrative Claims and
                             other Claims by a governmental unit
                             for taxes against any of the Debtor
                             (and for interest and/or penalties
                             related to such taxes) for any tax
                             year or period, all or any portion
                             of which occurs or falls within. the
                             period from and including the
                             Commencement Date through and
                             including the Effective Date.

Priority Claim               means an Allowed Claim entitled to
                             priority under sections 507(a)(3)
                             through 507(a)(7) of the Bankruptcy
                             Code, and includes Priority Tax
                             Claims.

Pro Raid Share               means, with respect to any
                             distribution on account of an
                             Allowed Claim, a proportionate
                             share, so that the ratio of the
                             consideration distributed on account
                             of an Allowed Claim or Allowed
                             Interest in a Class to the amount of
                             such Allowed Claim or Allowed
                             Interest is the same as the ratio of
                             the amount of the consideration
                             distributed on account of all
                             Allowed Claims or Allowed Interests
                             'in such Class to the amount of all
                             Allowed Claims or Allowed Interests
                             in such Class.

Reorganized GOGL             means, on and after the Effective
                             Date, the successor to the  Debtors
                             (as reorganized pursuant to this
                             Plan).

Scheduled                    means set forth on the Schedules.

Schedules                    means the schedules of assets and
                             liabilities filed by the  Debtor
                             pursuant to section 521 of the
                             Bankruptcy Code and  Bankruptcy Rule
                             1007, including any amendments and
                             modifications thereto through the
                             Confirmation Date.

SEC                          means the United States Securities
                             and Exchange Commission.

Secured Claim                means any Claim, to the extent
                             reflected in the Schedules or a
                             proof of claim as a secured claim,
                             which is secured by a lien on
                             collateral to the extent of the
                             value of such collateral, as
                             determined in accordance with
                             section 506(a) of the Bankruptcy
                             Code, or, in the event that such
                             Claim is subject to setoff under
                             section 553 of the Bankruptcy Code,
                             to the extent of such setoff.

Securities Claims            means (a) any Claim arising from
                             rescission of a purchase or sale of
                             Old Common Stock or for damages
                             arising from the purchase or sale of
                             Old Common Stock, or (b) any Claim
                             for indemnity, reimbursement or
                             contribution on account of any such
                             Claim.

Senior Notes                 means the 10% Senior Notes due
                             August 31, 2001, including the 10%
                             Senior Notes due August 31, 2001
                             issuable upon exercise of warrants,
                             issued pursuant to the Indenture.

Senior Notes Claim           means a Class 3 Claim arising from
                             or relating to the Senior Notes,
                             including interest accrued on the
                             Senior Notes through, but not
                             including, the Commencement Date.

Senior Notes Guarantors      means those Subsidiaries that are
                             guarantors of the Senior Notes
                             pursuant to Article 10 of the
                             Indenture.

Senior Notes Guarantees      means the unconditional guarantees
                             of the Senior Notes Guarantors with
                             respect to the Notes and the
                             obligations of GOGL thereunder.

Senior Notes Trustee         means Bankers Trust Company in its
                             capacity as trustee under the
                             Indenture.

Solicitation Agent           means the Voting Agent.

Steering Committee           means the Steering Committee of the
                             Ad Hoc Committee.

Subsidiary                   means Golden Anchor Navigation Ltd.,
                             Golden President Shipping
                             Corporation, Golden Hilton Shipping
                             Corporation, Sable Navigation S.A.,
                             Golden Loch Corporation, Golden Gulf
                             Corporation, Golden Key Corporation,
                             Golden Door Corporation, Golden
                             Aquarian, Golden Stream Corporation,
                             Golden Bayshore Shipping
                             Corporation, Golden Seaway
                             Corporation, Golden Sound
                             Corporation and Golden Tide
                             Corporation, each of which is a
                             Vessel-Owning Affiliate of Tankers
                             or CRH.

Tax Claim                    means any unsecured Claim of a
                             governmental unit of the kind
                             specified in sections 502(i) and
                             507(a)(8) of the Bankruptcy Code.

UCC                          means the Uniform Commercial Code,
                             as in effect at any relevant time.

Unimpaired                   means with reference to a Class of
                             Claims or Interests, that the Class
                             is not Impaired. An Unimpaired Class
                             is not entitled to vote on the Plan.

Unsecured Claim              means any Claim that is not an
                             Administrative Claim, Priority
                             Claim, Priority Tax Claim or Secured
                             Claim.

Vessel means any of Golden Poteme, Channel Alliance, Channel Navigator, Channel Poteme, Golden Daisy, Golden Rose, Golden Protea, Golden Aloe, Cos Hero, Golden Disa, Golden Nerina, Golden Fountain, Golden Stream, Navix Astral, New Vanguard, New Vista, New Circassia, and Pacific Lagoon.

Vessel Mortgage              means a mortgage securing the
                             payment in full of the purchase
                             price of a certain Vessel by a
                             Vessel-Owning Affiliate, as
                             mortgagor.

Vessel Mortgage Guarantee    means a certain unconditional
                             guarantee by each of the Debtors in
                             favor of the holder of a Class 4
                             Vessel Mortgage Guarantee Claim with
                             respect to a certain Vessel Mortgage
                             and the obligations of a Vessel-
                             Owning Affiliate thereunder.

Vessel-Owning Affiliate      means any Joint Venture or
                             Subsidiary.

Voting Agent                 means Bankruptcy Services LLC.

Voting Deadline              means the date on which Ballots must
                             be received by the Voting Agent. For
                             purposes of the Plan, the Voting
                             Deadline is 4:00 p.m., prevailing
                             Eastern Time, September 5, 2000, or,
                             if the Voting Deadline is extended
                             by Court Order, the latest date on
                             which a Ballot will be accepted.

Section 2.02  Interpretation And Computation Of Time.

         (a)  Defined Terms.

         Any term used in the Plan that is not defined in the Plan, either in Article 11 (Definitions) or elsewhere, but that is used in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, shall have the meaning assigned to that term in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, as the case may be.

         (b)  Rules Of Interpretation.

         For purposes of the Plan: (a) whenever it appears appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that any change to such form, terms, or conditions which is material to a party to such document shall not be made without such party's consent; (c) any reference in the Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or (to the extent otherwise permitted, hereafter) may be amended, modified or supplemented from time to time; (d) unless otherwise specified in a particular reference, all references in the Plan to paragraphs, Articles and Exhibits are references to paragraphs, Articles and Exhibits of or to the Plan; (e) the words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan; (f) captions and headings to Articles and paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and
(h) all exhibits to the Plan are incorporated into the Plan, and shall be deemed to be included in the Plan, provided that they are Filed no later than the commencement of the Confirmation Hearing.

         (c) Time Periods.

         In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                          ARTICLE III.

          CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Allowed Interest is not in any Class. A Disputed Claim or Disputed Interest, to the extent that it subsequently becomes an Allowed Claim or Allowed Interest, shall be included in the Class for which it would have qualified had it not been disputed. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or an Allowed Interest.

         The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.1

         Type of Allowed Claim                          Estimated
Class    or Equity Interest      Treatment               Recovery

-        Administrative Claims   Unimpaired; paid in     100%
                                 full in Cash on the
                                 effective 100% Date or
                                 as soon as practicable
                                 thereafter, or in
                                 accordance with the
                                 terms and conditions
                                 of transactions or
                                 agreements relating to
                                 obligations incurred
                                 in the ordinary course
____________________

1. As this table merely provides a summary of the classification and treatment of Claims and Equity Interests under the Plan, reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

                                 of business during the
                                 pendency of the
                                 Chapter 11 Cases or
                                 assumed by the Debtors
                                 in Possession.

-        Tax Claims              Unimpaired; at the      100%
                                 option of Reorganized
                                 GOGL either (i) paid
                                 in full in Cash on the
                                 Effective Date or as
                                 soon as practicable
                                 thereafter as
                                 possible, or (ii) paid
                                 over a six-year period
                                 from the date of
                                 assessment, as
                                 provided in section
                                 1129(a)(9)(C) of the
                                 Bankruptcy Code with
                                 interest payable at a
                                 rate of 81/4% per
                                 annum or as otherwise
                                 established by the
                                 Court.

1        Secured Claims          Unimpaired.             100%

         Type of Allowed Claim                         Estimated
Class    of Equity Interest      Treatment             Recovery

2        Other Priority Claims Unimpaired; paid in     100%
                               full in Cash on the
                               Effective Date or as
                               soon as practicable
                               thereafter as
                               possible.

3        Unsecured Claims      Impaired; (a) at the    17 to 20%
                               option of the claimant  plus
                               (i) Frontline common    Litigation
                               stock with a value of   Trust
                               up to 20% of each       Units
                               Allowed Claim or (ii)
                               17% of each Allowed
                               Claim in Cash and (b)
                               Pro Rata Share of
                               Litigation Trust
                               Units.

4        Vessel Mortgage       Impaired; reinstated    100%

         Guarantee Claims      in full.

5        Old Common Stock      Impaired; will not      0%
                               receive or retain any
                               property or interest
                               under the Plan.

6        Old Stock Rights and  Impaired; will not      0%
         Claims Arising Out    receive or retain
         Of Old Stock Rights   any property or
                               interest under the
                               Plan.

7        Securities Claims     Impaired; will not      0%
                               receive or retain any
                               property or interest
                               under the Plan.

8        GOGL's 100% interest  Unimpaired.             100%
         in Subsidiaries

9        Intercompany Claims   Impaired.               0%


    GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

Section 3.01  Unclassified Claims.

         (a) Administrative Claims.

              (i) General.

         Subject to (i) the bar date provisions herein and (ii) additional requirements for professionals and certain other entities set forth below, Reorganized GOGL shall pay to each holder of an Allowed Administrative Claim, on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the Allowed amount of such Administrative Claim on the Effective Date or as soon as practicable thereafter, unless the holder agrees or shall have agreed to other treatment of such Claim. Payment on an Administrative Claim which arose in the ordinary course of each Debtor's business will not be made until such payment would have become due in the ordinary course of each Debtor's business or under the terms of the Claim in the absence of the Chapter 11 Case.

         The Plan Proponent estimates that the amount of Allowed Administrative Claims and Priority Claims under the Bankruptcy Code that will be payable on the Effective Date (the "Effective Date Payments") will be the following: (a) payment of the DIP Financing (approximately $5.5 million); (b) payment of the

Minority Interests' Allowed Administrative Claims (approximately $8,325,333 million); (c) Claim/AMA success fees (between $1 million and $1.5 million); (d) the Debtors' and Committee's legal fees for August and September 2000 (approximately $500,000), subject to the proviso below; (e) severance payments; provided, however, that the legal fees described in subsection (d) above shall be reduced by the application of existing retainers in the amount of approximately $1.025 million with the remainder returned on the Effective Date to Reorganized GOGL. To the extent Effective Date Payments exceed $25 million (the "Effective Date Payment Cap"), Frontline reserves the right to withdraw or modify the Plan; provided however that any modification which deviates materially from the terms of the Bondholder Plan Support Agreements will cause such agreements to terminate.

         In addition, pursuant to the terms of the DIP Financing provided by Frontline, Frontline is entitled to an administrative priority claim of $768,424.75 due to the Debtors' failure to fully support the Frontline plan of reorganization under a term sheet executed by Frontline, the Debtors and the Committee. Although that claim must be paid in full on the Effective Date, it has not been counted towards the Effective Date Payment Cap.

         Frontline agreed to increase the Effective Date Payment Cap after negotiations with the Committee. A condition of that increase is that Frontline be authorized to assume full managerial control of the Debtors. The Debtors, the Committee and Frontline will promptly file a motion approving, nunc "r tunc to August 4, 2000, a management agreement between the Debtors and Frontline Management A. S. (or its designee). Such management agreement shall terminate if the Effective Date fails to occur.

              (ii)      Payment Of Statutory Fees.

         On or before the Effective Date, all fees payable pursuant to 28 U.S.C. 1930, as determined by the Court at the hearing on Confirmation, shall be paid in Cash equal to the amount of such Administrative Claim.

              (iii)     Bar Date For Administrative Claims.

                   1)   General Provisions.

         Except as provided below, for (i) non-tax liabilities incurred in the ordinary course of business by each Debtor in Possession and (ii) Postpetition Tax Claims, requests for payment of Administrative Claims must be Filed and served on counsel for Reorganized GOGL no later than (x) thirty (30) days after the Effective Date, or (y) such later date, if any, as the Court shall order upon application made prior to the end of such 30-day period. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against any of the Debtors or Reorganized GOGL or any of their respective properties.

                   2)   Professionals.

         All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to any of sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, inter alia, any compensation requested by any professional or any other Person for making a substantial contribution in the Reorganization Case) shall File and serve on Reorganized GOGL and the Creditors' Committee an application for final allowance of compensation and reimbursement of expenses no later than (i) thirty (30) days after the Effective Date, or (ii) such later date as the Court shall order upon application made prior to the end of such 30-day period. Objections to applications of professionals for compensation or reimbursement of expenses must be Filed and served on Reorganized GOGL and the Creditors' Committee and the professionals to whose application the objections are addressed on or before (i) thirty days after such application is filed and served or (ii) such later date as the Court shall order upon application made prior to the end of such 30-day period or upon agreement between Reorganized GOGL and the affected professional. Any professional fees and reimbursements or expenses incurred by Reorganized GOGL subsequent to the Effective Date may be paid by Reorganized GOGL without application to or order of the Court.

                   3)   Ordinary Course Liabilities.

         Holders of Administrative Claims based on liabilities incurred post-petition in the ordinary course of the Debtors' business (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by Reorganized GOGL pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Claims.

                   4)   Tax Claims.

         All requests for payment of Postpetition Tax Claims, for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date; and (ii) 120 days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any holder of any Postpetition Tax Claim that is required to File a request for payment of -such taxes and that does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Postpetition Tax Claim against any of the Debtor or Reorganized GOGL, or any of their respective properties, whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to, the Effective Date. The Debtor is paying all Postpetition Tax Claims as they come due; however, certain taxing authorities conduct audits which may result.in a postpetition tax liability of which the Plan Proponent is currently unaware.

         (b)  Treatment Of Priority Tax Claims.

         Except as otherwise agreed to by Reorganized GOGL and the applicable taxing agency, Reorganized GOGL shall pay to each holder of an Allowed Priority Tax Claim deferred Cash payments, over a period not exceeding six years from the date of assessment of such Claim, in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, plus interest from the Effective Date on the unpaid portion of such Allowed Priority Tax Claim (without penalty of any kind) at the rate prescribed below. Payment of the amount of each such Allowed Priority Tax Claim shall be made in equal semiannual installments payable on March 31 and September 30, with the first installment due on the first March 31 or September 30 after the latest of: (a) the Effective Date, (b) 30 days after the date on which an Order allowing such Priority Tax Claim becomes a Final Order, and (c) such other time or times as may be agreed to by the holder of such Claim and Reorganized GOGL. Each installment shall include interest on the unpaid portion of such Allowed Priority Tax Claim, without penalty of any kind, at the rate of 8-1/4% per annum or as otherwise established by the Court; provided, however, that Reorganized GOGL shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty of any kind.

Section 3.02  Treatment of Claims.

         Classified Claims and Interests

         Class 1a Et Seq. - Secured Claims. Class 1 consists of all Secured Claims against the Debtors. This Class will be further divided into subclasses designated by letters of the alphabet (Class la, Class 1b, and so on), so that each Holder of any Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. The Plan

Proponents will File a schedule of each Secured Claim on or before ten (10) days prior to the commencement of the Confirmation Hearing. Each Allowed Secured Claim will be treated as follows: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default~ (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; or (c) such Claim shall receive such other treatment to which the Holder shall consent. The Holder of each Allowed Secured Claim which is treated as set forth in clause (a), (b) or (c) of this paragraph will be Unimpaired and will not be entitled to vote for or against the Plan.

         Class 2 - Priority Claims. Class 2 is Unimpaired and therefore is presumed to accept the Plan. Holders of Class 2
Claims are not entitled to vote on the Plan.

         A Priority Claim is a Claim for an amount entitled to priority under Sections 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code, and does not include any Administrative Claim or Tax Claim. These unsecured Priority Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within 90 days prior to the Petition Date, to the extent of $4,300 per employee; (b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date, but only for such plans to the extent of (i) the number of employees covered by such plans multiplied by $4,300, less (ii) the aggregate amount paid to such employees under Section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by each estate on behalf of such employees to any other employee benefit plan.

         The Plan provides that unless otherwise agreed to by the parties, each Holder of an Allowed Claim in Class 2 will be paid the Allowed Amount of such Claim in full in cash by Reorganized GOGL on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Company and the Holder of such Claim. Allowed Claims in Class 2 are not Impaired under the Plan and the Holders of Allowed Claims in Class 2 will be deemed to have accepted the Plan.

         The Plan Proponent estimates that the amount of Allowed Priority Claims will be de minimus except for severance payments which Reorganized GOGL will make to certain members of the Debtors' management which will aggregate no more than $2.5 million. To the extent such severance is disallowed as an Administrative Claim, Frontline will pay such amounts outside of the Plan.

         Classes 3 Unsecured Claims. Class 3 is Impaired and therefore entitled to vote on the Plan provides Holders of Allowed Class 3 Claims with an opportunity to cash out their claims at an unparalleled rate of return: the holder of an Allowed Class 3 Claim shall receive, at the option of such holder, on the Effective Date or as soon thereafter as practicable either.

         (a) shares of Frontline common stock equal to 20% of the aggregate face amount of each holder's Allowed Claim (with the value of such common stock shall be determined based on the average price of Frontline common stock (as determined on the Oslo Stock Exchange) on the ten trading days prior to the Effective Date of the Plan, with adjustments to United States Dollar values based on then applicable official currency rates) and (ii) its Pro Rata share of net recoveries from litigation claims assigned to the Litigation Trust under the Plan; or

         (b) (i) Cash in the amount of 17% of the aggregate face amount of such holder's Allowed Claim and (ii) its Pro Rata share of net recoveries from litigation claims assigned to a litigation tug under the Plan (the "Cash Option').

To the extent the holders of more than $97.5 million in face amount of Allowed 3 Claims (other d= Frontline) choose option (a) above, the distribution of common stock shall be made on a Pro Rata basis to such holders (the "Pro Rata Recovery). Any shortfall in value between the Pro Rata Recovery and 20% of the face amount of each holder's Notes shall be paid in Cash on the Effective Date; provided however that Frontline, in its sole discretion, can increase the common stock distribution to make up some or all of that shortfall.

         (c) The foregoing distributions assume that Allowed Class 3 Claims do not exceed $305 million (the "Claims Cap"), provided however that the Allowed Claim of Golden Ocean Limited as set forth in Section 2(f)(i) of the Frontline-Bentley Agreement shall not be counted as part of the Claims Cap. To the extent Allowed Class 3 Claims exceed the Claims Cap, the distributions hereunder shall be reduced on a Pro Rata basis.

         (d) The Allowed Claim of each holder of Senior Notes will be the face amount of such holder's Senior Notes.

         Each Holder of a Class 3 Claim who votes for the Plan shall be deemed to consent to the release of any and all claims of any nature whatsoever which it holds or asserts against the Debtors' subsidiaries, including those related to the Senior Note Guarantees.

         Notwithstanding any provision in the Plan to the contrary, the Confirmation Order shall be deemed to be an order
(a) allowing for all purposes, a claim in Class 3 of GOL in the amount of $1,764,705.88 and (b) holding that GOL elected the cash distribution option under the Plan.

         Class 4 - Vessel Mortgage Guarantee Claims.  Class 4 is
Impaired. On the Effective Date or soon thereafter as practicable, Reorganized GOGL will reinstate each Allowed Vessel
Guarantee Claim. Holders of Allowed Class 4 Claims are entitled to vote on the Plan.

         Class 4 includes any Claim against the Debtors for the Vessel Mortgage Guarantees executed with respect to the Vessel
Mortgages.

         Except to the extent that a holder of an Allowed Class 4 Claim agrees to a different treatment, on or about the Effective Date, Reorganized GOGL shall deliver to such holder a Reinstated Vessel Guarantee and related security agreements and stock pledges in form and substance acceptable to such holder. The Debtors' obligations to such holder in respect of the existing Vessel Guarantee shall be ratified and affirmed under the Plan.

         Class 5 - Interests of Holders of Old Common Stock. Class 5 consists of Interests aggregating 5,609,839 shares of Old Common Stock. The Holders of Allowed Class 5 Interests shall not receive any interests or property on account of their Class 5 Interests. Class 5 is Impaired and is deemed to have rejected the Plan. Accordingly, Class 5 is not entitled to vote on the Plan.

         Class 6 - Interests of Holders of Old Stock Rights and All Claims Arising Out of Such Old Stock Rights. Class 6 consists of the Interests and Claims of Holders of any Old Warrants, and any other warrants, rights or options to purchase or otherwise acquire Old Equity Securities, and any stock appreciation or similar rights relating to Old Equity Securities. Class 6 is Impaired. Although Class 6 is Impaired under the Plan, the votes of holders of Class 6 Interests are not being solicited. Holders of Class 6 Interests will not receive or retain any property under the Plan on account of such Interests. The Plan Proponent currently does not believe any such holders exist.

         Class 7 - Securities Claims. Class 7 consists of Securities Claims (if any exist). Although Class 7 is Impaired under the Plan, the votes of holders of Class 7 Claims (if any) are not being solicited. If there are any such claims, the Plan Proponents intend to seek to cramdown Class 7 pursuant to Section 1129(b) of the Bankruptcy Code. Any Allowed Securities Claims arising from Old Common Stock shall be treated with the same priority as the Old Common Stock pursuant to section 5 1 0(b) of the Bankruptcy Code, and the Holders of such Claims shall not receive any interests or property on account of their Class 7 Claims. The Plan Proponent is currently unaware of any Securities Claims.

         Class 8 - GOGL's 100% Ownership Interest in the Subsidiary Debtors. Class 8 is Unimpaired. The Plan provides that GOTL and Channel Rose will be substantively consolidated and merged into Reorganized GOGL. Thereafter, Reorganized GOGL will be vested with the value of the equity, if any, if GOTL and Channel Rose. Under the Plan, the legal, equitable and contractual rights to which such interests will entitle GOGL will remain unaltered.

         Class 9 - Intercompany Claims. Class 9 is Impaired; pursuant to the Plan, GOTL and Channel Rose will be substantively consolidated into GOGL eliminating any intercompany claims among the Debtors. Class 9 is Impaired and is deemed to have rejected the Plan. Accordingly, the Holders of the Class 9 Claims are not entitled to vote on the Plan.

                          ARTICLE IV.

                TREATMENT OF EXECUTORY CONTRACTS
                      AND UNEXPIRED LEASES


         The Plan constitutes a motion to assume and reject executory contracts and nonresidential real property leases. Reorganized GOGL does not currently intend to assume any real property leases or executory contracts. To the extent that intention changes, Frontline will File, prior to the Confirmation Hearing, a schedule of all real property leases and executory contracts to be assumed. That schedule will also list all defaults which Reorganized GOGL shall cure. Any non-debtor party to a contract listed that schedule who does not file an objection within 20 days after service of such schedule shall be deemed to consent to such listed amounts as the maximum cure amounts owing by the Debtors or Reorganized GOGL. Reorganized GOGL, except as otherwise agreed by the parties, will cure any and all undisputed defaults within 30 days of the Effective Date under any executory contract or unexpired lease assumed pursuant to the Plan, in accordance with section 365 of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount if any, of the Debtors' or Reorganized GOGL's liability with respect thereto, or as may be agreed otherwise by the parties. The Confirmation Order shall state that all pre-petition contracts and unexpired leases that are listed on the schedule described herein are deemed rejected under the Plan.

         Any Claim for damages arising from the rejection of an executory contract or unexpired lease must be Filed and served on counsel for the Debtor, Frontline and the Creditors' Committee within thirty (30) days after the order of the Court approving such rejection becomes a Final Order or be (i) forever barred and unenforceable against any Debtor, its Estate, and Reorganized GOGL and its property, and (ii) barred from receiving any distribution under the Plan. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as a Class 3 unsecured claim.

                           ARTICLE V.

                    MEANS FOR EXECUTION AND
                   IMPLEMENTATION OF THE PLAN

Section 5.01  Overview of Plan Implementation.

         Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized GOGL to make payments pursuant to the Plan will be obtained from Reorganized GOGL's cash balances or borrowings, the operations of the Debtors or Reorganized GOGL or an equity infusion into Reorganized GOGL by Frontline. Frontline will provide up to $15 million in equity and a loan of $50 million to Reorganized GOGL. Any payment of Cash by Frontline pursuant to the Plan shall be, at the option and in the sole discretion of Frontline, by (a) a check drawn on, or (b) wire transfer from, a bank selected by Frontline.

         Reorganized GOGL will execute new guarantees, pledge agreements and stock certificates for the existing guarantees, pledge agreements and stock pledges currently held by Class 4 claimants.

Section 5.02   Distributions.

         On the Effective Date or as soon as practicable thereafter, Reorganized GOGL shall fund or arrange for the funding of the Effective Date Payments. Subject to the provisions of the Plan, and except as otherwise provided herein, property to be distributed hereunder to an Impaired Class shall be distributed on or as soon as practicable after the later of (i) the Effective Date, to each holder of a Claim or an Interest in that Class that is an Allowed Claim or an Allowed Interest as of the Effective Date, and (ii) the date the Order of the Court allowing such Claim or Interest becomes a Final Order, to each holder of an Allowed Claim or an Allowed Interest of that Class that is Allowed after the Effective Date, to the extent allowed. Property to be distributed under the Plan to a Class that is not Impaired or on account of a Claim of a kind described in Bankruptcy Code section 507(a)(1) shall be distributed on the later of (x) the date specified in the preceding clauses (i) and
(ii) applicable to the Claims or Interests and (y) the date on which the distribution to the holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim in the absence of the Reorganization Case. Notwithstanding any other provision of the Plan, each Debtor and Reorganized GOGL shall not be obligated to make any distribution with respect to any unclassified Claim, or any Allowed Claim, other than those in the hands of the holders shown on the books and records of the Debtor as of the Confirmation Hearing unless otherwise identified on a Filed proof of claim. '

Section 5.03   Pro Rata Distribution.

         Where the Plan provides for Pro Rata distribution, the property to be distributed to a given Class under the Plan shall be divided Pro Rata among the holders of Allowed Claims in that Class.

Section 5.04   The Creditors' Committee.

         On the sixtieth day following the Effective Date, the Creditors' Committee shall be dissolved and the members of such committee shall be released and discharged from all further rights and duties arising from or related to the Chapter 11 Cases. The professionals retained by such committee and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date other than for services rendered pursuant to the Plan or in connection with other activities reserved to such committee or such professionals under the Plan or the Confirmation Order or in connection with any application for allowance of compensation and reimbursement of expenses pending as of, or Filed after, the Effective Date.

Section 5.05   Vesting Of Assets.

         Except as otherwise provided in any provision of the Plan, on the Effective Date, all property of the Estates shall vest in Reorganized GOGL, free and clear of all Claims, Liens, encumbrances and Interests. From and after the Effective Date, Reorganized GOGL may operate its business and use, acquire, and dispose of property and settle and compromise Claims or Interests arising post-Confirmation without supervision by the Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

Section 5.06   Preservation Of Causes Of Action.

         Except in any contract, instrument, release, or other agreement entered into in connection with the Plan or as otherwise provided in the Plan, in accordance with section
1123(b) of the Bankruptcy Code, Reorganized GOGL shall retain all claims and causes of action that each Debtor or the Estate may hold against any Person.

Section 5.07  Article Of Incorporation And Bylaw Amendments.

         On the Effective Date, Reorganized GOGL shall adopt the Amended GOGL Article and the Amended GOGL Bylaws pursuant to applicable non-bankruptcy law and section 1123(a)(5)(I) of the Bankruptcy Code. The Amended GOGL Article and Amended GOGL Bylaws will, among other provisions: (i) authorize the issuance of the New Common Stock; and (ii) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The Amended GOGL Article and Amended GOGL Bylaws will become effective upon the occurrence of the Effective Date.

Section 5.08  Management Of Reorganized GOGL.

         The directors and officers of each Debtor will continue to serve in such capacities' until the Confirmation Date. As of the Confirmation Date, the directors and officers of each of the Debtors will be terminated. Immediately thereafter, the Debtors will be managed by Frontline Management A.S. under a management agreement. Frontline will file the management agreement with the Court no later than ten (10) days prior to the Confirmation Hearing. The post-Confirmation directors of Reorganized GOGL will be John Fredriksen (the Chairman of Frontline), Tor Olav Troim (the Vice-Chairman of Frontline) and Nick Sherriff (an officer of Frontline). Such directors shall resign if the Effective Date fails to occur. On and after the Effective Date, Reorganized GOGL will be governed in accordance with Reorganized GOGL's articles of incorporation, as amended pursuant to the Plan.

         Reorganized GOGL, acting through the post-Confirmation
Board, may authorize an appropriate compensation and bonus plan for permanent senior management employed by Reorganized GOGL post-Confirmation.

Section 5.09  Disbursing Agent

         Reorganized GOGL (or its designee) shall act as the Disbursing Agent for the purpose of making all distributions provided for under the Plan. The Disbursing Agent shall serve without bond.

Section 5.10  Discharge Of Debtors And Injunction.

         Except as otherwise provided in the Plan or the Confirmation Order. (i) on the Effective Date, each Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is allowed pursuant to section 502 of the Bankruptcy Code or (C) the holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against Reorganized GOGL, its successors, or its assets or properties any other or Ruler Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtor, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Debtor at any time obtained to the extent that it relates to a Claim discharged.

         All Persons that have held, currently hold or may hold a Claim or other debt or liability or an Equity Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan, are permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any of the Debtors or Frontline or their respective Affiliates, property, current or former officers, directors, agents, employees and representatives and others including (without limitation) the Committee (including present and former members), the Indenture Trustee, and professional persons retained by the Debtors or Frontline, the Committee, members of the Committee and the Indenture Trustee, and each of their respective Affiliates, current or former officer, directors, agents, employees and representatives; (b) enforcing, attaching, collecting or recovering in any manner any judgment award, decree or order against any of the Debtors or Frontline or their respective Affiliates, property, current and former officers, directors, agents, employees and representatives and others including (without limitation) the Committee (including present and former members), the Indenture Trustee and professional persons retained by any of the Debtors or Frontline, the Committee, members of the Committee and the Indenture Trustee and each of their respective Affiliates, current or former officer, directors, agents, employees and representatives; (c) creating, perfecting or enforcing any lien or encumbrance against any of the Debtors or Frontline or their respective Affiliates, property, current and former officers, directors, agents, employees and representatives and others including (without limitation) the Committee (including present and former members), the Indenture Trustee and professional persons retained by any of the Debtors or Frontline, the Committee, members of the Committee and the Indenture Trustee and each of their respective Affiliates, current or former officer, directors, agents, employees and representatives; (d) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to any of the Debtors or Frontline, or their respective Affiliates, property, current and former officers, directors, employees and representatives and others including (without limitation) the Committee (including present and former members), the Indenture Trustee and professional persons retained by any of the Debtors, Frontline, the Committee, members of the Committee and the Indenture Trustee and each of their respective Affiliates, current or former officer, directors, agents, employees and representatives; and
(e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         Notwithstanding the foregoing, nothing contained in the Disclosure Statement or Plan shall be deemed to release or enjoin any claim that the Committee or any creditor has against any of Eric Glass, Trevor Smith, Alan Jeffrey Dickinson and/or Panyopis Roumbas or (b) any guarantees and related security agreements and pledges provided by the Debtors to holders of Class 4 Claims. In addition, with the exception of the release of subsidiary guarantors by consenting holders of Class 3 Claims, nothing contained in the Disclosure Statement or Plan shall be deemed to enjoin or cause the release of any Claims or debt or liability that individual creditors or the Committee have against any Person other than the Debtors.

         Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

Section 5.11  No Liability For Solicitation Or Participation.

         As specified in section 1125(e) of the Bankruptcy Code, Persons that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

Section 5.12   Limitation Of Liability.

         Neither (a) Frontline, Reorganized GOGL, the Debtors or any of their respective postpetition employees, officers, directors, agents, representatives, affiliates, attorneys or any other professional persons employed by any of them, nor (b) the Creditors' Committee, or any of their respective postpetition members, agents, employees, directors, officers, representatives, attorneys or other professional advisors, shall have any responsibility, or have or incur any liability, to any Person whatsoever, under any theory of liability (except for any claim based upon willful misconduct or gross negligence), for any act taken or omission made in good faith directly related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan, provided that nothing in this paragraph shall limit the liability of any Person for breach of any express obligation it has under the terms of this Plan or under any post-petition agreement or other post-petition document entered into by such Person or in accordance with the terms of this Plan or for any breach of a duty of care owed to any other Person occurring after the Effective Date.

Section 5.13   Objections to Claims.

         Objections to Claims, including without limitation Administrative Claims, shall be Filed and served upon the Holder of such Claim or Administrative Claim no later than the later of
(a) 30 days after the Effective Date, and (b) 30 days after a proof of claim or request for payment of such Claim is Filed, unless this period is extended by the Court; such extension may be granted on an ex parte basis without notice or hearing. After the Confirmation Date, only Reorganized GOGL and the Litigation Trust will have the authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. The Creditors' Committee shall have the authority to File objections to Claims only to the extent that (x) Allowed Class 3 Claims exceed the Claims Cap and (y) Frontline refuses to File such objection or objections within ten days after receipt of a written demand made by the Creditors' Committee to file such objection or objections; provided, however that such Claim objections may only be settled, compromised or withdrawn with Frontline's consent. From and after the Confirmation Date, Reorganized GOGL may settle or compromise any Disputed Claim or Disputed Interest without approval of the Court.

         Within 10 days prior to the date objections are due to the Plan, the Plan Proponent will file a schedule of claims which will be objected to under the Plan; provided however that such schedule may be amended prior to the Confirmation Hearing.

Section 5.14   Other Documents And Actions.

         The Debtor, the Debtor in Possession, and Reorganized
GOGL may, and shall, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in the Plan.

Section 5.15   Corporate Action.

         The issuance of the New Common Stock, the adoption of the Amended GOGL Articles and Amended GOGL Bylaws and the selection of the Persons who will serve as the initial directors and officers of Reorganized GOGL as of the Effective Date, and other matters under the Plan involving the corporate structure of the Debtor or corporate action by each Debtor, shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the stockholders or directors of each Debtor. Without limiting the foregoing, upon entry of the Confirmation Order by the Clerk, the filing by the Reorganized GOGL of the Amended GOGL Articles and the adoption of the Amended GOGL Bylaws shall be authorized and approved in all respects. On the Effective Date or as soon thereafter as is practicable, pursuant to applicable law, the Amended GOGL Bylaws shall be the bylaws of Reorganized GOGL. Frontline, through Frontline Management A.S. will assume total management of the Debtors as of the Confirmation Date. As of such date, moreover, all members of the Debtor's Board of Directors appointed by GOL or Bentley after the Commencement Date but before August 1, 2000 shall be deemed to have resigned.

Section 5.16  Retiree Benefits.

         On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, Reorganized GOGL shall continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in section 11 14(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date. Frontline does not believe any such benefits are currently owing.

                          ARTICLE VI.

           CONFIRMATION AND EFFECTIVE DATE CONDITIONS

Section 6.01   Conditions To Confirmation.

         The conditions to Confirmation shall be the following:

         (a)  The satisfaction of the requirements of 11 U.S.C.
1129; and

         (b) The Confirmation Order, in form satisfactory to Frontline in Frontline's sole discretion, shall expressly authorize and direct Frontline and the Debtors to perform the actions that are conditions to the effectiveness of the Plan.

         (c) The Committee must support the Frontline - Bentley Agreement and withdraw the complaint in, and, on or before the date of Confirmation of the Plan, dismiss-with prejudice the matter pending in the Court entitled Official Creditors Committee
v. Bentley Investments, et al., Adversary Proceeding # 00-00650. Such support shall not be deemed any waiver or estoppel against the Committee with respect to any claims it may assert against any party.

Section 6.02   Conditions To Effective Date.

         The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived (such waiver in Frontline's sole discretion): (1) the Confirmation Order in a form satisfactory to the Plan Proponent (in the Plan Proponent's sole and absolute discretion) shall have become a Final Order; (2) the Effective Date shall have occurred by October 1, 2000; (3) all authorizations, consents and regulatory approvals (including, without limitation, any approvals required under regulations relating to the change in ownership of the Debtors upon the Effective Date) required (if any) for the Plan's effectiveness shall have been obtained; (4) all other actions and documents necessary to implement the treatment of creditor Claims shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof, (5) each holder of a vessel mortgage has waived all existing defaults and consented to the consummation of the Plan; and (6) the Effective Date Payment Cap cannot exceed $25.0 million.

Section 6.03   Waiver of Conditions

         The Plan Proponent may waive any or all of the other conditions set forth in the Plan without leave of or order of the

Court and without any formal action. The Plan Proponent reserves the right to amend or revoke the Plan.

Section 6.04   Effect of Failure of Conditions

         In the event that the Effective Date does not occur on or before 120 days after the Confirmation Date, upon notification submitted by the Plan Proponent to the Court: (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors, Plan Proponent and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtors' obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors or Frontline.

Section 6.05  Vacatur of Confirmation Order

         If an order denying confirmation of the Plan is entered, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtors; (c) prejudice in any manner any right, remedy or claim of the Debtors; or (d) be deemed an admission against interest by the Debtors or the Plan Proponent.


                          ARTICLE VII.

              CONFIRMABILITY OF PLAN AND CRAMDOWN

         In the event at least one Impaired Class of Claims votes to accept the Plan (and at least one Impaired Class either votes to reject the Plan or is deemed to have rejected the Plan), the Plan Proponent shall request the Court to confirm the Plan under the cramdown provisions of the Bankruptcy Code.


                         ARTICLE VIII.

           PROVISIONS REGARDING CORPORATE GOVERNANCE
               AND MANAGEMENT OF REORGANIZED GOGL

Section 8.01  Articles of Incorporation and By-Laws

         The articles of incorporation and by-laws of Reorganized GOGL shall be amended as necessary to comply with the provisions of the Plan and the Bankruptcy Code. Forms of the amended and restated articles of incorporation of Reorganized GOGL and the by- laws of Reorganized GOGL shall be filed with the Court as part of the Plan Supplement.


                           ARTICLE IX.

         PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
           UNDER THE PLAN AND TREATMENT OF DISPUTED,
    CONTINGENT AND UNLIQUIDATED CLAIMS AND EQUITY INTERESTS

Section 9.01   Voting of Claims and Equity Interests

         Each holder of an Allowed Claim or an Allowed Equity Interest in an Impaired Class of Claims or Equity Interests shall be entitled to vote separately to accept or reject the Plan as provided in such order as may be entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Court.

Section 9.02  Method of Distributions Under the Plan

         (a)  Distributions Under the Plan

              (i)  General

         On the Effective Date or as soon as practicable thereafter to the extent that the Plan provides for distributions on account of Allowed Claims or Allowed Interests in the applicable Class, each Holder of an Allowed Claim or Allowed Interest will receive the fall amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class. Beginning on the date that is 10 days after the end of the calendar quarter following the Effective Date and 10 days after the end of each calendar quarter thereafter, distributions will also be made respectively (a) to Holders of Claims or Interests to whom a distribution has become deliverable during the preceding calendar quarter and (b) to Holders of Disputed Claims or Disputed Interests in any such Class whose Claims or Interests were Allowed during the preceding calendar quarter. Such quarterly distributions will also be in the full amount that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class.

         Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized GOGL to make payments pursuant to the Plan will be obtained from the

Debtors' existing cash balances, the operations of the Debtors or Reorganized GOGL or Post-Effective Date borrowings, as applicable. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized GOGL to make payments pursuant to the Plan will be obtained from Reorganized GOGL's cash balances or borrowings, the operations of the Debtors or Reorganized GOGL or an equity infusion into Reorganized GOGL by Frontline. Frontline will provide up to $15 million in equity and a loan of $50 million to Reorganized GOGL. Any payment of Cash by Frontline pursuant to the Plan shall be, at the option and in the sole discretion of Frontline, by (a) a check drawn on, or (b) wire transfer from, a bank selected by Frontline.

         Reorganized GOGL, or such Person(s) as Reorganized GOGL may employ in its sole discretion, will serve as Disbursing Agent. The Disbursing Agent will make all distributions of cash and securities required to be distributed under the applicable provisions of the Plan. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than Reorganized GOGL, will receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan. and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from Reorganized GOGL on terms acceptable to Reorganized GOGL.

         Cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on a bank selected by the Reorganized GOGL, or by wire transfer from a bank, at the option of Reorganized GOGL. Cash payments of $1,000,000 or more to be made pursuant to the Plan will, to the extent requested in writing no later than five days after the Confirmation Date, be made by wire transfer from a bank. Cash payments to foreign creditors may be made, at the option of Reorganized GOGL, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

         The Disbursing Agent will make all distributions required under the applicable provisions of the Plan. No distributions under the Plan will be made to or on behalf of any Holder of any Allowed Claim or Allowed Interest evidenced by the instruments, securities or other documentation cancelled pursuant to the Plan, unless such Holder first tenders the applicable instruments, securities or other documentation to the Disbursing Agent.

              (ii)  Timing and Methods of Distributions

         (b)  Compliance with Tax Requirements

         In connection with the Plan, to the extent applicable, the Disbursing Agent must comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

         Notwithstanding any other provision of the Plan: (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of Cash pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash to be distributed pursuant to the Plan will, pending the implementation of such arrangement be treated as an undeliverable distribution pursuant to the Plan.

         (c)  Pro Rata Distribution

         When the Plan provides for Pro Rata distribution, the property to be distributed under the Plan shall be divided Pro
Rata among the Holders of Allowed Claims or Allowed Interests of the relevant Class.

         (d)  Distribution Record Date

         As of the close of business on the Distribution Record Date, the transfer registers for any Notes or securities (the "Old Securities") maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agent and the respective agents of the Debtors will have no obligation to recognize the transfer of the Old Securities occurring after the Distribution Record Date, and will be entitled for all purposes relating to the Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date. Distributions under the Plan shall be made by Reorganized GOGL or its designee to the holders of Allowed Administrative Claims and Allowed Claims at the addresses set forth on the Schedules, unless such addresses are superseded by addresses listed on proofs of claim or transfers of claims filed pursuant to Bankruptcy Rule 3001, or at the last known address of such holders if the Debtors or Reorganized GOGL has been notified in writing of a change of address.

         (e)  Surrender of Cancelled Debt Instruments or

         Securities

         As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation ('Instruments") canceled pursuant to the Plan, the Holder of such Claim shall tender the applicable instruments evidencing such Claim to the Disbursing Agent pursuant to a letter of transmittal furnished by the Disbursing Agent. Any Cash to be distributed pursuant to the Plan on account of any such Claim or Interest will, pending such surrender, be treated as an undeliverable distribution pursuant to the Plan.

Section 9.03  Special Procedures for Lost, Stolen, Mutilated or
              Destroyed Instruments

         In addition to any requirements under the Bylaws of the Debtors, any Holder of a Claim evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent:
(a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with the Plan, the Holder of a Claim evidenced by such an Instrument will, for all purposes under the Plan, be deemed to have surrendered an Instrument, as applicable.

Section 9.04  Failure to Surrender Cancelled Instrument

         Any Holder of an Instrument that fails to surrender or be deemed to have surrendered such Instrument within one year after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Instrument discharged and shall be forever barred from asserting any such claim against Reorganized GOGL or its property. In such cases, any Cash held for distribution on account of such claim will be disposed of pursuant to the provisions of the Plan.

Section 9.05  Undeliverable or Unclaimed Distributions

         Any Person that is entitled to receive a cash distribution under the Plan but that fails to cash a check within 90 days of its issuance shall be entitled to receive a reissued check from Reorganized GOGL for the amount of the original check, without any interest, if such person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent requests to verify that such Person is entitled to such check, prior to the first anniversary of the Effective Date. If a Person fails to cash a check within 90 days of its issuance and fails to request reissuance of such check prior to the first anniversary of the Effective Date, such Person shall not be entitled to receive any distribution under this Plan. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such Holder unless and until the applicable Disbursing Agent is notified in writing of such Holder's then-current address. Undeliverable distributions will remain in the possession of the Disbursing Agent pursuant to the Plan until such time as a distribution becomes deliverable. Undeliverable cash will be held in trust in segregated bank accounts in the name of the Disbursing Agent for the benefit of the potential claimants of such funds, and will be accounted for separately. The Disbursing Agent holding undeliverable cash shall invest such cash in a manner consistent with Frontline's investment and deposit guidelines. Any distribution which is not claimed within one year of the Effective Date shall be deemed property of Reorganized GOGL.

Section 9.06  Objections to Claims and Authority to Prosecute
              Objections; Claims Resolution

         Objections to Claims, including without limitation Administrative Claims, shall be Filed and served upon the Holder of such Claim or Administrative Claim no later than the later of
(a) .30 days after the Effective Date, and (b) 30 days after a proof of claim or request for payment of such Claim is Filed, unless this period is extended by the Court; such extension may be granted on an ex parte basis without notice or hearing. After the Confirmation Date, only Reorganized GOGL and the Litigation Trust will have the authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. The Creditors' Committee shall have the authority to File objections to Claims only to the extent that (x) Allowed Class 3 Claims exceed the Claims Cap and (y) Frontline notifies the Committee, within ten days after receipt of a written demand made by the Creditors' Committee to file an objection or objections (with an explanation of the basis for such objection, which explanation shall be deemed covered by the attorney-client privilege), that it will not file the requested objection; provided however that such Claim objections may only be settled, compromised or withdrawn with Frontline's consent. From and after the Confirmation Date, Reorganized GOGL may settle or compromise any Disputed Claim or Disputed Interest without approval of the Court.

Section 9.07  Disputed Claims; Reserve and Estimations

         (a)  a.   Treatment of Disputed Claims

         No Payment on Account of Disputed Claims and Disputed Claims Reserve. Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest. The Plan Proponent or Reorganized GOGL may, at any time, request that the Court estimate any contingent or unliquidated Claim pursuant to
Section 502(c) of the Bankruptcy Code, irrespective of whether the Plan Proponent or Reorganized GOGL previously objected to such Claim or whether the Court has ruled on any such objection. The Court will retain jurisdiction to estimate any contingent or unliquidated Claim. at any time during litigation concerning any objection to the Claim, including during the pendency of any appeal relating to any such objection. If the Court estimates any contingent or unliquidated Claira, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Clams, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Plan Proponent or Reorganized GOGL may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim. All of these Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. In addition to seeking estimation of Claims as provided in the Plan, the Plan Proponent or Reorganized GOGL may resolve or adjudicate certain Disputed Claims of Holders in Unimpaired Classes in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Reorganization Cases had not been commenced, subject to any applicable discharge and limitations on amounts of claims and remedies available under bankruptcy law. Claims may be subsequently compromised, settled, withdrawn or resolved by the Plan Proponent or Reorganized GOGL.

         (b)  Distributions on Account of Disputed Claims Once
         They Are Allowed

         Within 30 days after the end of each calendar quarter following the Effective Date, the Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed, matured and payable interest, if any, at the rate provided for the Class to which such Claim belongs.

Section 9.08  Setoffs

         Except with respect to claims of the Debtors or Reorganized GOGL released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Plan Proponent or Reorganized GOGL may, pursuant to Section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors or Reorganized GOGL may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the Debtors or Reorganized GOGL of arty such claims, rights and causes of action that the Debtors or Reorganized GOGL may possess against such Holder.

Section 9.09  Termination of Subordination

         The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination,
Section 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. On the Confirmation Date, all contractual, legal or equitable subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, except as otherwise provided in the Plan distributions pursuant to the Plan to Holders of Allowed Claims and Allowed Interests shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

                            ARTICLE X

                  IMPLEMENTATION AND EFFECT OF
                   CONFIRMATION OF THIS PLAN

Section 10.01 Means for Implementation of the Plan

         The Plan is premised upon the substantive consolidation of the Debtors. Accordingly, on the Effective Date, GOTL and CRH, and their respective Estates shall be merged with and into GOGL and its Estate, and (i) all intercompany claims among the Debtors shall be canceled and no distributions shall be made on account thereof; (ii) all assets and liabilities of each of the Debtors shall be merged into a single entity; (iii) all guaranties by any Debtor of the payment, performance or collection of obligations of any other Debtor shall be eliminated and canceled; (iv) any obligation of any Debtor and all guaranties thereof executed by any other Debtor shall be treated as a single obligation and such guaranties shall be deemed a single Claim against the consolidated Debtors; (v) all joint or shared obligations of the Debtors, and all multiple Claims against such entities on account of such joint or shared obligations, shall be treated and allowed only as a single Claim against the consolidated Debtors; and (vi) each Claim Filed in the Chapter 11 Case of any Debtor shall be deemed filed against the consolidated Debtors and to be a single obligation of the consolidated Debtors.

Section 10.02  Effect of Confirmation of the Plan

         (a)  Revesting of Assets

         Except as otherwise provided in the Plan, all property of the Estates of the Debtors, to the full extent of section 541 of the Bankruptcy Code, and any and all other rights and assets of the Debtors of every kind and nature will, on the Effective Date of the Plan, revest in Reorganized GOGL free and clear of all Liens, Claims and Equity Interests other than those Liens, Claims and Equity Interests retained or created pursuant to the Plan.

         (b)  Discharge of Claims and Termination of Interests

         Except as provided in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests, including any interest accrued on Claims from the Commencement Date. Except as provided in the Plan or Confirmation Order, Confirmation will, as of the Effective Date: (a) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of a kind specified in section 502(g), 502 (h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based on such debt is filed or deemed filed pursuant to section 501 of the Code, (ii) a Claim based on such debt is Allowed pursuant to section 502 of the Bankruptcy Code, or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) satisfy or terminate all Interests and other rights of holders of Equity Securities.

UPON CONFIRMATION, THE PLAN WILL BE BINDING ON ALL CREDITORS AND
  EQUITY SECURITY HOLDERS REGARDLESS OF WHETHER SUCH CREDITORS
      OR EQUITY SECURITY HOLDERS VOTED TO ACCEPT THE PLAN.


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

         (c)  Injunction and Release of Collateral

         All Persons that have held, currently hold or may hold a Claim or other debt or liability or an Equity Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan, are permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any of the Debtors or Frontline or their respective Affiliates, property, current or former officers, directors, agents, employees and representatives and others including (without limitation) the Committee (including present and former members), the Indenture Trustee, and professional persons retained by the Debtors or Frontline, the Committee, members of the Committee and the Indenture Trustee, and each of their respective Affiliates, current or former officer, directors, agents, employees and representatives; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any of the Debtors or Frontline or their respective Affiliates, property, current and former officers, directors, agents, employees and representatives and others including (without limitation) the Committee (including present and former members), the Indenture Trustee and professional persons retained by any of the Debtors or Frontline, the Committee, members of the Committee and the Indenture Trustee and each of their respective Affiliates, current or former officer, directors, agents, employees and representatives; (c) creating, perfecting or enforcing any lien or encumbrance against any of the Debtors or Frontline or their respective Affiliates, property, current and former officers, directors, agents, employees and representatives and others including (without limitation) the Committee (including present and former members), the Indenture Trustee and professional persons retained by any of the Debtors or Frontline, the Committee, members of the Committee and the Indenture Trustee and each of their respective Affiliates, current or former officer, directors, agents, employees and representatives; (d) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to any of the Debtors or Frontline, or their respective Affiliates, property, current and former officers, directors, employees and representatives and others including (without limitation) the Committee (including present and former members), the Indenture Trustee and professional persons retained by any of the Debtors, Frontline, the Committee, members of the Committee and the Indenture Trustee and each of their respective Affiliates, current or former officer, directors, agents, employees and representatives; and
(e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.



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

         Notwithstanding the foregoing, nothing contained in the Disclosure Statement or Plan shall be deemed to release or enjoin any claim that the Committee or any creditor has against any of Eric Glass, Trevor Smith, Alan Jeffrey Dickinson and/or Panyopis Roumbas or (b) any guarantees and related security agreements and pledges provided by the Debtors to holders of Class 4 Claims. In addition, with the exception of the release of Subsidiaries by consenting holders of Class 3 Claims, nothing contained in the Disclosure Statement or Plan shall be deemed to enjoin or cause the release of any Claims or debt or liability that individual creditors or the Committee have against any Person other than the Debtors and Reorganized GOGL.

                           ARTICLE XI.

              PRESERVATION OF RIGHTS OF ACTION AND
                TRANSFER TO THE LITIGATION TRUST

Section 11.01  Preservation of Rights of Action

         Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Code, Reorganized GOGL will retain Litigation Claims, which will be transferred to the Litigation Trust.

Section 11.02  Creation of the Litigation Trust

         Reorganized GOGL will establish a trust in favor of holders of Allowed Class 3 Claims (the "Litigation Trust') to which it will transfer and assign all claims or rights of action of the Debtors against third parties, including, without limitation, Golden Ocean's advisors (excluding U.S. Libra Bancorp and Seward & Kissel LLP), shareholders, officers, directors (excluding Robert Knutzen, Anthony Allen Ricky Cheung) and other insiders (the "Litigation Claims"). Notwithstanding the foregoing, (a) the Litigation Trust shall not be used to investigate or bring any claims against (i) Frontline or any of its affiliates or any of their respective officers, directors, employees, and representatives, (ii) senior lenders, (iii) any of the Committee Members, (iv) Bentley or any of its affiliates or any of their respective officers, directors, employees, and representatives, or (v) as determined by Frontline in its sole and absolute business judgment, any third party with whom litigation could have a negative commercial impact on Frontline or the Reorganized Debtor or either of their respective subsidiaries or affiliates and (b) no claim shall be pursued which will result in an indemnification claim against any Debtor, the Reorganized Debtor, Frontline or any of their respective affiliates. Frontline will transfer to the Litigation Trust

$500,000.00 for payment of the Litigation Trust's reasonable expenses. All claims asserted and filed in response to or as a result of the assertion of the Litigation Claims will be transferred to the Litigation Trust for satisfaction so that only the net benefit of any Litigation Claim can be distributed to the beneficiaries of the Litigation Trust.

         On the next Business Day after the Confirmation Order becomes a Final Order, the Court will appoint a Trustee of the Litigation Trust designated jointly by Frontline and the Committee (the "Litigation Trustee'). The Litigation Trustee, as the representative of and successor to the Debtors pursuant to sections 1123(b)(3)(B) and 1145(a)(1) of the Bankruptcy Code, will retain and preserve for enforcement the Litigation Claims.

         Under the Plan, the holders of Allowed Class 3 Unsecured Claims will receive 100% of the units of beneficial ownership (the "Litigation Trust Units') entitling holders to receive a Pro Rata portion of the proceeds from the recovery of the Litigation Trustee's prosecution, settlement, sale or assignment of the Litigation Claims, net of fees and expenses of the Litigation Trustee and its professional advisors and the repayment of any amounts borrowed by the Litigation Trustee.
 If Allowed Administrative and Priority Claims that must be paid on the Effective Date exceed $11.5 million, including amounts owing with respect to the DIP Financing, such additional claims shall be paid from the $500,000 otherwise payable to the Litigation Trust as described hereunder. Any unused portion of the $500,000 shall be returned to Frontline.


                          ARTICLE XII.

                   RETENTION OF JURISDICTION

         Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Court will retain such jurisdiction over the Reorganization Cases after the Effective Date to the fall extent permitted by law, including, without limitation, jurisdiction to:

         (a) Allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan;

         (b) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

         (c) Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which the any Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

         (d)  Ensure that distributions to Holders of Allowed
Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

         (e) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors, Reorganized GOGL or the Chapter 11 Cases (including without limitation the Bentley Complaint) that may be pending on the Effective Date;

         (f) Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, this Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

         (g) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

         (h) Subject to any restrictions on modifications provided in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify the Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Court Order, the Plan, this Disclosure Statement, the Confirmation Order or any contract instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

         (i) Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation
Order,

         (j) Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

         (k) Determine any other matters that may arise in connection with or relating to the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan; and

         (1)  Enter an Order concluding the Chapter 11 Cases.

         The foregoing list is illustrative only and not intended to limit in any way the Court's exercise of jurisdiction. If the Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Cases, including without limitation the matters set forth in this Article, this Article shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

                         ARTICLE XIII.

                    MISCELLANEOUS PROVISIONS

Section 13.01   Exemption From Transfer Taxes

         Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment or any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

Section 13.02   Payment of Statutory Fees

         All fees payable on or before the Effective Date pursuant to section 1930 of title 28 of the United States Code, as determined by the Court at the Confirmation Hearing, shall be paid on or before the Effective Date.

Section 13.03  Modification or Withdrawal of the Plan

         Frontline reserves the right, in accordance with the Bankruptcy Code, to amend, modify or withdraw the Plan prior to or after the entry of the Confirmation Order.

Section 13.04  Governing Law

         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of New York (without reference to the conflicts of laws provisions thereof) shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan.

Section 13.05  Filing or Execution of Additional Documents

         On or before the Effective Date, Frontline and Reorganized GOGL shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Section 13.06  Withholding and Reporting Requirements

         In connection with the Plan and all instruments issued in connection therewith and distributions thereon, Reorganized GOGL shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions thereunder shall be subject to any such withholding and reporting requirements.

Section 13.07   Waiver of Rule 62 (a) of the Federal Rules of
                Civil Procedure

         Frontline may request that the Confirmation Order include (a) a finding the Rule 62(a) of the Federal Rules of Bankruptcy Procedure shall not apply to the Confirmation Order, and (b) authorization for the Debtors to consummate the Plan immediately after the entry of the Confirmation Order.

Section 13.08  Headings

         Headings used in the Plan are for convenience and reference only and shall not constitute a Part of the Plan for any purpose.

Section 13.09   Exhibits and Schedules

         All Exhibits and Schedules to the Plan and Disclosure
Statement are incorporated into and constitute a part of the Plan as if set forth herein.

Section 13.10   Notices

         All notices, requests and demand hereunder to be effective shall be in writing and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Section 13.11   Plan Supplement

         Forms of documents relating to the Reorganized GOGL articles of incorporation, Reorganized GOGL by-laws and Amended Vessel Guarantee Agreement shall be contained in the Plan Supplement and filed with the Clerk of the Court at least 5 days prior to the date of the Confirmation Hearing. Upon its filing with the Court, the Plan Supplement may be inspected during normal Court hours. Holders of Claims may obtain a copy of the Plan Supplement upon written request to counsel to Frontline.

Section 13.12   Conflict

         The terms of this Plan shall govern in the event of any inconsistency with the summaries of the Plan set forth in the Disclosure Statement.

Section 13.13   Successors And Assigns.

         The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.

Section 13.14   Saturday, Sunday Or Legal Holiday.

         If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

Section 13.15   Post-Effective Date Effect Of Evidences Of Claims
                Or Interests.

         Notes, bonds, stock certificates and other evidences of Claims against or Interests in the Debtor, and all Instruments of the Debtor (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the Plan), shall, effective upon the Effective
Date, represent only the right to participate in the distributions contemplated by the Plan.

Section 13.16   Headings.

         The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the provisions of the Plan.

Section 13.17   Severability Of Plan Provisions.

         If, prior to Confirmation, any term or provision of the Plan which does not govern the treatment of Claims or Interests provided for herein or the conditions to the Effective Date is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination, and shall provide, that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 13.18   Balloting.

         Each holder of Allowed Claim or an Allowed Interest entitled to vote on the Plan will receive a ballot. The ballot will contain two boxes, one indicating acceptance of the Plan and the other indicating rejection of the Plan. Holders of Allowed Claims or Allowed Interests who elect to vote on the Plan must mark one or the other box pursuant to the instructions contained on the ballot. Any executed Ballot that does not indicate acceptance or rejection of the Plan will be considered a non-vote and will not be counted as an acceptance or rejection of the Plan.

Section 13.19   No Admissions or.Waiver of Objections.

         Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtor with respect to any matter set forth herein including, without limitation, liability on any Claim or the propriety of any Claims classification. The Debtor is not bound by any statements herein or in the Disclosure Statement as judicial admissions.

Section 13.20   Survival of Settlements

         All Court-approved settlements shall survive consummation of the Plan.

Dated: August 8, 2000

                                 FRONTLINE LTD.


                                 By:/s/
                                 _______________________

                                 Its:___________________































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02089009.AF2